UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2006

VALENTIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

863A Mitten Rd., Burlingame, California		94010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (650) 697-1900

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Cash Bonus Awards to Certain Named Executive Officers

On November 6, 2006, the board of directors of Valentis, Inc. (“Valentis”), upon recommendation of Valentis’ compensation committee, approved and authorized the payment of cash bonus awards to Joseph A. Markey (“Mr. Markey”) and John J. Reddington, Ph.D., D.V.M. (“Dr. Reddington”), two of Valentis’ former named executive officers, in the amounts of $59,000 and $104,500, respectively. The cash bonus awards were granted to Mr. Markey and Dr. Reddington for their respective performances in Valentis’ 2006 fiscal year, which ended June 30, 2006.

Amendment to Option Agreements of Certain Named Executive Officers

On November 6, 2006, the board of directors of Valentis, upon recommendation of Valentis’ compensation committee, approved amendments to the incentive stock option agreements held by Mr. Markey and Dr. Reddington under Valentis’ Amended and Restated 1997 Equity Incentive Plan. The amendments extend the exercise periods upon termination of employment for options granted pursuant to these incentive stock option agreements to December 31, 2007. The remaining terms and conditions of these incentive stock option agreements remain unchanged and in full force and effect, except as modified by those certain Severance and Change of Control Agreements, dated May 12, 2006, between Valentis and each of Mr. Markey and Dr. Reddington (collectively, the “Severance Agreements”), copies of which were filed as Exhibits 99.2 and 99.3 to Valentis’ Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2006. Valentis filed a form of the incentive stock option agreement granted to each of Mr. Markey and Dr. Reddington as Exhibit 10.2 to Valentis’ Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 15, 1997.

Item 2.05   Costs Associated with Exit or Disposal Activities.

As described in Item 5.02 of this Current Report on Form 8-K, effective November 1, 2006, Valentis terminated the employment of Mr. Markey and Dr. Reddington. Valentis terminated Mr. Markey and Dr. Reddington in connection with Valentis’ ongoing exit and disposal activities. Pursuant to the Severance Agreements, Valentis must grant certain severance benefits to each of Mr. Markey and Dr. Reddington in connection with their respective terminations. Valentis estimates future cash expenditures related to these severance benefits to be approximately $560,000. Valentis expects to incur charges in connection with severance payments, which represent approximately 90% of the future cash expenditures, in the second quarter of its 2007 fiscal year, and expects to incur charges in connection with continued benefits, which represent approximately 10% of the future cash expenditures, on a monthly basis between October 2007 and October 2008.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 1, 2006, Valentis terminated the employment of Mr. Markey, Valentis’ former vice president, finance and administration (the principal financial and accounting officer), and Dr. Reddington, Valentis’ former chief operating officer (the principal operating officer). Valentis appointed Benjamin F. McGraw, III, Pharm.D. (“Dr. McGraw”), Valentis’ president and chief executive officer, to also serve as Valentis’ principal financial and accounting officer on a permanent basis, effective November 1, 2006. Valentis does not intend to appoint a new principal operating officer. Dr. McGraw, 57, has served as the president and chief executive officer of Valentis since September 1994, when he joined Megabios Corp., and as chairman of the board of directors since May 1997. In March 1999, Megabios Corp. merged with GeneMedicine, Inc. to form Valentis. Prior to Megabios Corp., Dr. McGraw gained experience in research and development as vice president, development for Marion and Marion, Merrell Dow; in business development as corporate vice president, corporate development at Allergan, Inc.; and in finance as president of Carerra Capital Management. Dr. McGraw currently serves on the board of directors of ISTA Pharmaceuticals, Inc. Dr. McGraw received his Doctor of Pharmacy from the University of Tennessee Center for the Health Sciences, where he also completed a clinical practice residency. The terms of Dr. McGraw’s employment with Valentis are set forth in a letter agreement filed as Exhibit 10.8 to Valentis’ Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 31, 1997.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENTIS, INC.

November 6, 2006	/s/ BENJAMIN F. MCGRAW, III
Benjamin F. McGraw, III, President and
Chief Executive Officer